Exhibit 99.1

MARWYNN HOLDINGS, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	October 31, 2025	April 30, 2025

ASSETS

Current Assets
Cash and cash equivalents	$1,361,469	$871,009
Accounts receivable, net	174,999	194,999
Other receivable	550,000	-
Due from related party	-	193,853
Note receivable	330,000	-
Prepaid expenses and other current assets	631,813	2,812,675
Total Current Assets	3,048,281	4,072,536

Non-Current Assets
Property and equipment, net	9,861	17,694
Intangible assets, net	152,083	177,083
Operating lease right-of-use assets, net	22,864	44,596
Deferred tax assets	2,227	2,227
Total Non-Current Assets	187,035	241,600

TOTAL ASSETS	$3,235,316	$4,314,136

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$186,120	$9,681
Accrued expenses and other current liabilities	17,111	6,079
Operating lease liabilities – current	23,643	45,677
Income tax payable	180,775	177,592
Total Current Liabilities	407,649	239,029

Total Liabilities	407,649	239,029

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001, 5,000,000 shares authorized; 135,000 shares and 0 shares Series A Super Voting Preferred Stock designated, issued and outstanding at October 31, 2025 and April 30, 2025, respectively	135	135
Common stock, par value $0.001, 45,000,000 shares authorized; 20,194,804 shares and 17,054,004 shares issued and outstanding at October 31, 2025 and April 30, 2025, respectively	20,195	17,054
Additional Paid-in Capital	9,802,441	7,931,634
Accumulated deficit	(6,995,104)	(3,873,716)
Total Stockholders’ Equity	2,827,667	4,075,107

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,235,316	$4,314,136

MARWYNN HOLDINGS, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the six months ended October 31, 2025	For the year ended April 30, 2025	For the year ended April 30, 2024

Revenue, net	$85,000	$804,333	$11,920,570
Cost of revenue	(52)	(428,578)	(6,584,970)
Gross profit	84,948	375,755	5,335,600

Operating expenses
Selling expenses	(1,314,168)	(1,392,569)	(908,737)
General & administrative expenses	(1,752,811)	(3,337,421)	(3,242,125)

Total operating expenses	(3,066,979)	(4,729,990)	(4,150,862)

(Loss) income from operations	(2,982,031)	(4,354,235)	1,184,738

Other income (expenses)
Other income (expenses)	(135,421)	(3,806)	(839)
Interest expense	(753)	(1,291)	(27,835)
Total other expenses, net	(136,174)	(5,097)	(28,674)

(Loss) income before income tax provision	(3,118,205)	(4,359,332)	1,156,064

Income tax provision	(3,183)	(6,173)	(327,655)

Net (loss) income	$(3,121,388)	$(4,365,505)	$828,409

Net (loss) income per common stock
Basic and diluted	$(0.18)	$(0.29)	$0.06
Weighted average number of common shares outstanding
Basic and diluted	17,122,282	15,284,826	14,509,359